Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in Post-Effective Amendment No. 351 to the Registration Statement on Form N-1A of American Beacon Funds and to the use of our report dated May 30, 2018 on the financial statements and financial highlights of the Palmer Square SSI Alternative Income Fund, a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders which is also incorporated by reference into the registration statement of the Palmer Square SSI Alternative Income Fund.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 15, 2019